Surya Mohapatra Elected to ITT's Board of Directors

      WHITE PLAINS, N.Y., Dec. 18 /PRNewswire-FirstCall/ -- ITT Corporation (NYSE: ITT) today announced the election of Surya N. Mohapatra, Ph.D., chairman, president and chief executive officer of Quest Diagnostics Incorporated (NYSE:
DGX), to its Board of Directors. His appointment to ITT's board is effective February 14, 2008.

      Dr. Mohapatra, 58, was named CEO of Quest Diagnostics in May 2004, and elected chairman of its Board of Directors in December that same year. Quest Diagnostics is the world's leading provider of diagnostic testing, information and services needed by patients to make better healthcare decisions, with 2006 revenues of $6.3 billion. The company ranked number 11 among Fortune 500 companies in 2007 for highest shareholder return over the past decade. Prior to joining Quest Diagnostics, Dr. Mohapatra served as senior vice president and a member of the executive committee of Picker International, now part of Philips Medical Systems.

      "Dr. Mohapatra's diverse experiences and international perspective will provide a wonderful complement to ITT's board as we continue to execute our global growth strategies," said Steve Loranger, chairman, president and chief executive officer of ITT. "We are excited to welcome him as a director and look forward to his future contributions, which we expect will be of great value to our leadership team and our shareholders."

      Dr. Mohapatra earned a Bachelor of Science degree in electrical engineering from Sambalpur University in India. Additionally, he holds a Master of Science in medical electronics from the University of Salford, England, as well as a doctorate in medical physics from the University of London and The Royal College of Surgeons of England. Dr. Mohapatra's election today brings to 10 the number of directors on the company's board.

      About ITT Corporation

      ITT Corporation (www.itt.com) supplies advanced technology products and services in several growth markets. ITT is a global leader in water and fluid transport, treatment and control technology. The company plays a vital role in international security with communications and electronics products; space surveillance and intelligence systems; and advanced engineering and services. It also serves a number of growing markets-including marine, transportation and aerospace-with a wide range of motion and flow control technologies. Headquartered in White Plains, N.Y., the company employs approximately 35,000 people and generated $7.8 billion in 2006 sales.